Ally Financial Demand Notes: Pricing Supplement

Pricing Supplement Dated: 12/23/2019	Rule 424 (b) (3)
(To Prospectus Dated December 12, 2017)	File No. 333-222012

Ally Financial Inc.
Demand Notes – Floating Rate

Effective Dates	Principal Amount	Rate	Yield

12/23/2019 through 12/29/2019	Under $15,000	1.40%	1.41%
	$15,000 through $50,000	1.60%	1.61%
	$50,000 and above	1.75%	1.76%